Exhibit 5


                     [Letterhead of Naschitz Brandes & Co.]



                                December 13, 2004


Alvarion Ltd.
21A Habarzel Street
Tel Aviv 69720
Israel

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Alvarion Ltd. (the "Company") with the Securities and Exchange Commission on the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 423,156 of the Company's Ordinary Shares (collectively, the "Shares"), issuable upon the exercise of options to purchase such Ordinary Shares pursuant to the provisions of the Interwave Communications International Ltd. 1994 Stock Plan and the Interwave Communications International Ltd. 1999 Option Plan (the "Plans").

      As legal counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that the Shares, when issued and sold pursuant to the applicable provisions of the Plans and the agreements which accompany the Plans, and in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,



                                /s/ Naschitz, Brandes & Co.